EXHIBIT 10.5
              A. T. CROSS COMPANY DEFERRED COMPENSATION PLAN
                           TERMS AND CONDITIONS

1. Eligibility in the Plan shall be limited to those employees of A. T. Cross Company or its subsidiaries (the "Company") who are eligible for participation in either Group I or Group II of the A. T. Cross Company Executive Incentive Compensation Plan or its equivalent at a subsidiary company and to all non-employee members of the Company's Board of Directors.

2.   Plan participants can defer a portion of their compensation
  (Director's fees, base salary, and/or annual bonus) each year during the duration of the Plan. All elections to defer shall be made in writing and shall be effective upon receipt and acceptance by the Company. Elections with respect to compensation to be earned during a calendar year shall be made not later than the last day of the preceding calendar year (or August, 1989 if later), and once made shall be irrevocable for that year. All amounts deferred by a participant will be credited to a separate book account in his name by the Company. No participant shall be allowed to defer an amount of base salary for any year if such deferral would cause the non-deferred portion of his base salary for that year to fall below the Social Security taxable wage base in effect for that year. No participant shall be allowed to defer any portion of his or her compensation under the Plan if the participant has received a distribution from the A. T. Cross Savings Plan (Crossaver) within a twelve month period following the receipt of such distribution. In the event a participant has deferred compensation under the Plan and receives a hardship withdrawal under the A. T. Cross Savings Plan, the deferral of compensation under the Plan will be suspended for a period of twelve months following the date of the hardship withdrawal.

3. Retirement as referred to under the Plan means any termination of the participant's employment with the Company on or after his early or normal retirement date pursuant to the provisions of the A. T. Cross Company Pension Plan. Disability as referred to under this Plan means disability as referred to under the A. T. Cross Company Pension Plan.

4. The average of the amount credited to a participant's account on the last day of each month during the year will be credited with interest equivalents as of each July 1 and January 1. The rate of interest equivalents to be credited will be equal to the six-month Treasury bill rate in effect on each such date.

5. During the deferral period, no participant will have any rights to the amounts which he has deferred. No participant or his legal representatives or any beneficiary designated by him shall have any right, other than the right of an unsecured general creditor of the Company, in respect to the deferred compensation account of such participant established hereunder.

6. Amounts standing to the credit of a participant's deferred compensation account shall be paid, or commence to be paid, upon the termination of the participant's employment with the Company (or, in the case of a non-employee Director, upon the participant's ceasing to be a Director) for any reason whatsoever. The effective date for such payment, or commencement of payments, shall be the January 15 coincident with or next following the participant's termination of employment (or, in the case of a non-employee Director, the January 15 coincident with or next following the date the participant is no longer a Director). All payments shall be measured by the amount credited to such participant's account as of the preceding December 31, and actual payment shall be made not later than the following January 31.

7. Payments of deferred compensation may be made either in a single lump sum or in annual installments over a period of up to 10 years, as the participant has elected in writing at the time of his election to defer compensation under the Plan. In the absence of any effective election, payment shall be made in 5 annual installments. In the case of installment payments, interest equivalents shall continue to be credited in accordance with Paragraph 4 during the payment period. A participant may elect to change the method of payment at any time up to one year prior to the commencement of payments.

8. Notwithstanding the provisions of Paragraphs 6 and 7 above, in the case of an employee-participant whose employment with the Company terminates other than on account of retirement, disability or death, the Company reserves the right to pay such participant the entire amount credited at such date to his deferred compensation account in single lump sum within 90 days of his termination of employment and such payment shall completely discharge the Company's obligation under the Plan. However, the distribution of any benefit to a participant who is also a participant in the A. T. Cross Company Executive Incentive Compensation Plan shall be deferred for a period of one year from such participant's date of termination, and if during such year the participant engages in employment with a competitor of the Company, distribution of such participant's benefit shall be deferred until such participant's normal retirement date. However, if such a participant terminates employment on or after the date that the participant has attained age 62 and completed ten years of service, the Company may waive the required one year deferral period and commence distribution of such participant's benefit.

9. Distribution of any deferred compensation payments will be reduced for the amounts required to be withheld pursuant to any governmental law or regulation with respect to taxes or similar provisions.

10. If a participant who has deferred compensation under the Plan dies before he has received payment of the full amount credited to his account, such unpaid portion will be paid to the participant's beneficiary as stated on the Deferral Election Form. If no beneficiary has been stated, such unpaid portion shall be paid to the participant's beneficiary as sated in the Company's group life insurance program, if any, otherwise to the participant's legal representatives or to such other person(s) as may be entitled thereto as determined by a court of competent jurisdiction.

11. The deferred compensation payable under this Plan shall not be subject to alienation, assignment, garnishment, execution, or levy of any kind, and any attempt to cause any compensation to be so subjected shall not be recognized.

12. Base salary amounts deferred for employee-participants will be treated as if they were paid currently for purposes of determining coverages and benefits under the Company's group life insurance, accidental death and dismemberment, salary continuation, and Long Term Disability programs, and Executive Incentive Compensation Plan. Since coverages and benefits under these programs are based on current salary, this will be accomplished by adding the amount of the deferred base salary back into amounts paid currently to compute the participant's insurance coverages or executive bonus award.

13. In determining the amount of any pension to which an employee-participant may become entitled under the A. T. Cross Company Pension Plan, only the amount of base salary actually received by the participant prior to termination of employment shall be taken into consideration. Since the deferral of compensation under this program may reduce the amount of benefit to which the participant is entitled under the A. T. Cross Company's Pension Plan, Profit Sharing Plan and Trust, and Savings Plan and Trust, an employee who defers a portion of his base salary will be made whole for the purposes of such plans through the payment, at retirement, of supplemental benefits from the general assets of the Company in accordance with the Company's nonqualified, unfunded supplemental plans.

14. Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of the Company, and the Company expressly reserves the right to dismiss any employee, at any time, without liability for the effect which such dismissal might have upon such employee hereunder.

15. This Plan may be amended in any way or may be terminated, in whole or in part; at any time, and from time to time, by the Board of Directors of the Company. The foregoing provisions of this paragraph notwithstanding, no amendment or termination of the Plan shall adversely affect the amounts payable hereunder on account of compensation deferred prior to the effective date of such amendment or termination.

16. The Company shall prepare an annual statement for each participant showing the amount credited to the participant plus interest through the date of the statement.

17. This Plan, and all actions taken hereunder, shall be governed by and construed in accordance with the laws of the State of Rhode Island, except as such laws may be superseded by any applicable Federal laws.